UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 20, 2021

GLOBAL CLEAN ENERGY HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

2790 Skypark Drive, Suite 105, Torrance, California	90505
(Address of Principal Executive Offices)	(Zip Code)

(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:  Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 ENTRY INTO A MATERIAL AGREEMENT.

On April 20, 2021, Global Clean Energy Holdings, Inc.’s subsidiary, Bakersfield Renewable Fuels, LLC (“BKRF), entered into a Term Purchase Agreement (“TPA”) with ExxonMobil Oil Corporation (“ExxonMobil”). Under the TPA, ExxonMobil has the right to purchase renewable diesel from BKRF’s Bakersfield, California biorefinery (the “Bakersfield Biorefinery”), and BKRF agreed to sell renewable diesel to ExxonMobil.

BKRF previously entered into a five-year Product Offtake Agreement (the “Offtake Agreement”) with ExxonMobil, under which ExxonMobil committed to purchase 2.5 million barrels of renewable diesel per year (the “Committed Volume”) from the Bakersfield Biorefinery. The Bakersfield Biorefinery is designed to produce more than 2.5 million barrels per year. Under the TPA ExxonMobil has the exclusive right to purchase all renewable diesel produced in excess of the Committed Volume that BKRF sells to ExxonMobil under the Offtake Agreement. BKRF also has agreed to transfer to ExxonMobil the Renewable Identification Numbers (RINs) allocated to the quantities of renewable diesel purchased under the TPA.  In the event that ExxonMobil does not purchase all of the renewable diesel under the TPA and, as a result BKRF’s inventory levels exceed certain specified levels, BKRF can sell that extra inventory to third parties.

ExxonMobil agreed to pay BKRF a price for the renewable diesel purchased under the TPA based on a tiered formula reflecting the margins realized by ExxonMobil from its downstream resales of the TPA renewable diesel.

The TPA has a five-year term. ExxonMobil has the option to extend the initial five-year term for a second five-year term, provided that ExxonMobil also extends the term of the Offtake Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 26, 2021	By:	/s/ Richard Palmer
Richard Palmer
Chief Executive Officer